FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

OMB APPROVAL
OMB NUMBER 3235-0287
EXPIRES: APRIL 30, 1997
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE . . . . 0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

/ / CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

1.  Name and Address of Reporting Person

         Trilogy Development Group, Inc.
    --------------------------------------------------------------------
         (Last)                     (First)               (Middle)

         6034 West Courtyard Drive, Suite 130
    --------------------------------------------------------------------
                                   (Street)

         Austin                     Texas                   78730
    --------------------------------------------------------------------
         (City)                     (State)                 (Zip)

2.  Issuer Name and Ticker or Trading Symbol

         Teknowledge Corporation (TEKC)
    --------------------------------------------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)


    --------------------------------------------------------------------

4.  Statement for Month/Year

         12/96
    --------------------------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)


    --------------------------------------------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

                Director                     XX    10% Owner
           ---                               ---

                Officer (give title below)         Other (specify below)
           ---                               ---


                             ---------------------



--------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                   Code      /     V              Amount / (A) or (D) / Price
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                        12/30/96                S                                 50,000/(D)/$0.3697
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                        12/31/96                S                                 95,000/(D)/$0.46
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
                                              3,258,453                         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                    (Print or Type Responses)                                        SEC 1474 (8/92)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



                                 7.  Title and Amount      8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
                                     of Underlying             Derivative       Derivative           Form of             Indirect
                                     Securities (Instr.        Security         Securities           Derivative          Beneficial
                                     3 and 4)                  (Instr. 5)       Beneficially         Security:           Ownership
                                                                                Owned at             Direct (D)          (Instr. 4)
                                                                                End of               or Indirect
                                                                                Month                (I) (Instr. 4)
                                                                                (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                                          TRILOGY DEVELOPMENT GROUP, INC.

** Intentional misstatements or omissions of facts constitute                                                             01/10/97
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                                -----------------------------  ----------
   U.S.C. 78ff(a).                                                                        ** Signature of                   Date
                                                                                             Reporting Person
                                                                                             Joseph A. Liemandt
Note:  File three copies of this Form, one of which must                                     President
       be manually signed.  If space provided is insufficient,
       see Instruction 6 for procedure.                                                                                       Page 2
                                                                                                                     SEC 1474 (8/92)